Exhibit 99.3

September 7, 2010

Dear Fellow Shareholder:

Since we wrote to you last, we successfully completed our recapitalization plan through which we acquired approximately 26% of Casey’s outstanding shares for $38 per share.  This plan enabled us to drive earnings accretion, reward our shareholders, and maintain the financial flexibility to continue executing on our strategic initiatives.  We continue to believe that Casey’s shares are substantially undervalued at all prices in our $38 to $40 self-tender price range.  Our long-term shareholders appear to agree with us as evidenced by the fact that a majority of our post-recapitalization shares were not tendered into our self-tender offer even at $40 per share (52% of the approximately 37.8 million shares remaining after the recapitalization did not tender at any point in the range).

Board Recommends Against $38.50 Offer from Couche-Tard; Casey’s Receives New $40 Per Share Preliminary Proposal from Strategic Third Party, and Casey’s Board Authorizes Discussions With the Third Party to Explore Whether a Transaction Can Be Reached That Reflects Casey’s True Value and Is in the Best Interests of Casey’s, Its Shareholders and Other Constituencies.
As you know, on September 1st, 2010 Alimentation Couche-Tard Inc. (“Couche-Tard”) revised its tender offer to acquire Casey’s for $38.50 per common share.  Casey’s Board thoroughly reviewed the revised offer and unanimously recommends that you NOT tender into the offer, as it substantially undervalues Casey’s and is not in the best interests of Casey’s, its shareholders and other constituencies.  Separately, Casey’s received a preliminary proposal from a strategic third party regarding a consensual transaction at $40 per share in cash.  The Board reviewed the proposal and unanimously determined that it substantially undervalues Casey’s.  While the Board firmly believes that Casey’s value substantially exceeds $40 per share, it has authorized discussions with the third party to explore whether a transaction can be reached that reflects the true value of Casey’s and is in the best interests of Casey’s, its shareholders and other constituencies.  Please understand that there can be no assurances that a transaction will be reached, and the Company is under no legal obligation to provide an update on the discussions with the third party.

We believe both of these proposals substantially undervalue Casey’s for a number of reasons, including:

●
Casey’s value proposition has dramatically increased since Couche-Tard launched its hostile offer in April through the execution of our strategic initiatives and successful recapitalization – boosting Casey’s ability to deliver shareholder returns.

●	Analysts see Casey’s intrinsic value at $45 per share – without reflecting a takeover premium.
●	Casey’s continues to deliver strong financial and operational results including increasing its total stores and dividend.
●	Casey’s significant value is not reflected in Couche-Tard’s offer or the third party proposal – both represent low premiums.

As mentioned above, we are confident that our long-term shareholders agree that Casey’s value substantially exceeds $40 per share, as evidenced by the fact that a majority of our post-recapitalization shares were not tendered into our self-tender offer even at $40 per share.  It is also worth noting that the stock prices of Casey’s peers1 have increased 39% on average from April 8th, 2010 through September 3rd, 2010.  We believe all of these factors affirm that Casey’s standalone value substantially exceeds $40, the high end of our recapitalization price range.

1Peers include Couche-Tard, Susser and The Pantry.

Casey’s Value Proposition Has Dramatically Increased Since Couche-Tard Launched its Hostile Offer in April Through the Execution of Our Strategic Initiatives and Successful Recapitalization.
Casey’s has continued to execute well on its strategic initiatives to drive growth and shareholder returns, including recently signing commitments to acquire 52 stores by the end of this calendar year – putting us ahead of schedule in achieving our fiscal 2011 goal of increasing total stores by 4-6%.  Also, through our recapitalization, we have created a substantially more efficient and lower cost capital structure by securing new long-term financing at the lowest rate in the Company’s history while still maintaining debt levels that are among the lowest in the industry.  The recapitalization has also enabled our long-term shareholders to benefit from proportionally greater earnings per share (“EPS”) and higher returns on equity by reducing the total number of Casey’s common shares.  This has boosted our ability to deliver returns to our remaining shareholders.  Our strong ongoing performance -- coupled with the success of our highly accretive recapitalization -- has taken our valuation to the next level.

Analysts See Casey’s Intrinsic Value at $45 Per Share – Without Reflecting a Takeover Premium.
Several of the independent research analysts who regularly follow the Company have provided price targets and EPS estimates that take into account the recapitalization.  These analysts’ price targets and EPS estimates for fiscal 2011 and 2012 are significantly higher than the estimates provided by the research analysts who reported such information for Casey’s just five months ago and reflect the Company’s strong fundamentals, the results of the recapitalization and the Company’s ability to deliver future value through its ongoing strategic initiatives.  Their estimates do not reflect any change in control premium.  The median EPS estimate of research analysts who have provided EPS estimates that take into account the recapitalization reflects a 20.8% increase in 2011 fiscal year EPS and a 25.9% increase in 2012 fiscal year EPS over the median fiscal 2011 and 2012 EPS estimates of analysts who covered Casey’s prior to April 9, 2010, the day Couche-Tard announced its original offer.  Assuming the recapitalization occurred at the beginning of our 2011 fiscal year, the median post-recapitalization 2011 EPS estimate, on a pro forma basis, would be $2.84 per share, a 25.8% increase. Additionally, the current median price target of the analysts who have provided price targets that take into account the recapitalization is $45 per share, a 36.4% increase over the median price target of the analysts who had provided price targets for Casey’s shares prior to Couche-Tard’s original offer.

Median Price Targets and EPS Estimates by Analysts Who Have Provided Estimates
that Take Into Account the Recapitalization

Casey’s Continues to Deliver Strong Financial and Operational Results Including Increasing its Total Stores and Dividend.
Casey’s first quarter fiscal 2011 results demonstrate that we are continuing to execute well on our strategic initiatives to drive growth and shareholder value.  Excluding costs pertaining to the evaluation of the Couche-Tard offer and related actions, we achieved basic EPS in-line with analysts’ consensus estimates.

●
Increasing Total Stores. We are making substantial progress in expanding our footprint in the Midwest – a key element of our growth strategy – through acquisitions and construction of new stores.  Fiscal year to date, we have signed commitments to acquire an additional 52 stores by the end of this calendar year.  We are ahead of schedule in achieving our fiscal 2011 goal of increasing Casey’s total number of stores by 4-6%, and we expect to announce additional acquisitions in the near future.

●
Strong Gas Volume and Margins. We are continuing to benefit from momentum in gasoline margins, which have increased markedly in recent months, as well as from strong gas volume sales.  Our gasoline margin continues to benefit from a responsive pricing environment, which we expect to continue.  As a company that pumps approximately 350 million gallons per quarter, the margin improvements have the potential to contribute significantly to our results.  We are well on track to achieve our fiscal 2011 goals of increasing same-store gasoline gallons sold by 1% with an average margin of 13.5 cents per gallon.

●
Industry Leading Inside Same Store Sales Margins. We continue to benefit from having the highest inside same-store sales margins in the industry and have achieved positive inside same-store sales growth for 27 consecutive quarters, averaging 5.9% for the five fiscal years ended April 30, 2010, versus the peer average of 3.5% for the comparable fiscal period.

●
Strong Balance Sheet. Casey’s balance sheet remains strong with $208 million in cash and cash equivalents at the end of the first quarter of fiscal 2011, pro forma for the recapitalization, up from about $152 million at the end of last quarter.  Our post-recapitalization debt levels are among the lowest in the industry at just 2.5x EBITDA.

This consistently solid performance is driving EPS growth and -- coupled with the success of our accretive recapitalization -- has enabled us to increase our dividend.  As disclosed, the Board recently declared a quarterly dividend of $0.135 per share, a 35% increase.  The Board is allocating the same aggregate dollars as last quarter even though the total share count is 26% lower as result of the recapitalization.  Thus, shareholders are receiving the considerable benefits of the highest dividend payout ratio in the convenience store industry and the significant EPS accretion that has resulted from the successful recapitalization.

2 Includes estimates by BMO Capital Markets, Morgan Keegan, Feltl and Company, Northcoast Research, RBC Capital Markets and Sidoti (other analysts have not yet updated their price targets to reflect Casey’s recapitalization)

3 Includes estimates by BMO Capital Markets, Northcoast Research, RBC Capital Markets and Sidoti (other analysts have not yet updated their FY 2011 estimates to reflect Casey’s recapitalization)

4 Includes estimates by BMO Capital Markets, Feltl and Company, Northcoast Research, RBC Capital Markets and Sidoti (other analysts have not yet updated their FY 2012 estimates to reflect Casey’s recapitalization)

Casey’s Significant Value is Not Reflected in Couche-Tard’s Offer or the Third Party Proposal – Both Represent Low Premiums.
The revised Couche-Tard offer and the third party proposal are low when measured against any number of valuation metrics.  For example:

●
As a best-in-class operator, Casey’s has historically reported increasing EBITDA and consistent operating cash flow generation.  Yet the trailing EBITDA multiples implied by the $38.50 per share offer and the $40 per share proposal are 7.1x LTM EBITDA and 7.4x LTM EBITDA, respectively, for the 12 months ended July 31, 2010 (based on Casey’s LTM EBITDA of $273 million, including the addback of a one-time charge of $13.1 million related to the evaluation of the unsolicited offer and related actions by Couche-Tard). The 7.1x and 7.4x LTM EBITDA multiples compare to a five year average LTM EBITDA trading multiple of 7.6x for the convenience store sector (the peer group plus Casey’s), a multiple which does not reflect any control premium.

●
Additionally, the $40 per share proposal represents merely a 5.8% premium to Casey’s average stock price of $37.82 per share since the expiration of our highly accretive recapitalization and prior to the September 1st announcement of Couche-Tard’s revised offer.  It is a 5.6% premium to Casey’s average stock price since the announcement of our recapitalization and prior to the September 1st announcement of Couche-Tard’s revised offer and a 5.3% premium to the $38 price at which Casey’s repurchased shares in the recapitalization in a non-change of control transaction.  These premiums represented by the $40 per share proposal are substantially lower than the 31% median premium for all cash acquisitions of U.S. companies in transactions valued between $1 billion and $3 billion in 2009 and 2010 to date.

Casey’s Board of Directors is Acting in Shareholders’ Best Interests.
Casey’s Board of Directors, which consists of seven independent members out of eight total directors, has an exceptional track record of creating value for Casey’s shareholders.  If you had purchased Casey’s stock in fiscal 2001, you would have received a cumulative total return on your investment of 247% at the end of fiscal 2010.  Your average return for each of those years would have been 13%.  Such remarkable returns reflect not only Casey’s stock appreciation but also our Board’s commitment to increasing our dividend.

Casey’s also has a strong history of transparency and good governance.  In fact, for the last two years Casey’s was recognized by Forbes.com as one of the 100 most “trustworthy companies” in the United States in an assessment of “true quality of corporate accounting and management practices.”

Casey’s Board has positioned the Company to continue to grow and create significant value for shareholders.  As we have demonstrated, every one of us on Casey’s Board takes our fiduciary duties very seriously.  We have acted – and will continue to act -- in the best interests of Casey’s, our shareholders, and our other constituencies as we move forward.

Don’t Turn the Keys Over to Couche-Tard at This Critical Time in Casey’s History.
We believe Couche-Tard’s proposal to replace our highly qualified, experienced directors with its hand-picked nominees has one purpose – a quick sale of Casey’s to Couche-Tard at a low price. Casey’s Board unanimously recommends shareholders not tender into Couche-Tard’s inadequate offer.  We also urge shareholders to vote “FOR” the highly qualified slate of Casey’s directors at our upcoming annual meeting by voting for the nominees listed on the enclosed WHITE proxy card.  We urge you to discard any blue proxy card sent to you by Couche-Tard or its affiliates. Even a vote against Couche-Tard’s nominees on Couche-Tard’s blue proxy card will cancel any previous proxy submitted by you.

All shareholders of record as of July 29, 2010, are entitled to vote at the annual meeting.  To vote FOR Casey’s nominees, please sign, date and return the WHITE proxy card or vote via telephone or internet by following the instructions indicated on the WHITE proxy card.  MacKenzie Partners, Inc. is acting as Casey’s proxy solicitor and information agent for the tender offer and can be reached toll-free at (800) 322-2885 or (212) 929-5500.  You can also find additional relevant information at www.supportcaseys.com.

Thank you.

Robert Myers
President and Chief Executive Officer

Goldman, Sachs & Co. is acting as financial advisor to Casey’s, and Cravath, Swaine & Moore LLP and Ahlers & Cooney, PC are providing legal advice.

Important Information
In response to the tender offer commenced by Alimentation Couche-Tard Inc. (“Couche-Tard”) referred to in this communication, Casey’s General Stores, Inc. (“Casey’s”) has filed a solicitation/recommendation statement with the Securities and Exchange Commission (the “SEC”).  Investors and security holders are urged to read the solicitation/recommendation statement with respect to the tender offer and, when they become available, any other relevant documents filed with the SEC, because they contain important information.  Investors and security holders may obtain a free copy of the solicitation/recommendation statement with respect to the tender offer and other documents (when available) that Casey’s files with the SEC at the SEC’s website at www.sec.gov and Casey’s website at www.caseys.com. In addition, the solicitation/recommendation statement with respect to the tender offer and other documents (when available) filed by Casey’s with the SEC may be obtained from Casey’s free of charge by directing a request to Casey’s General Stores, Inc., Attn: Investor Relations, Casey’s General Stores, Inc., One Convenience Blvd., P.O. Box 3001, Ankeny, Iowa 50021-8045.

Casey’s has filed with the SEC and mailed to its shareholders a definitive proxy statement and white proxy card in connection with its 2010 Annual Meeting of Shareholders. Investors and security holders are urged to read the definitive proxy statement and, when they become available, any other relevant documents filed with the SEC, because they contain important information. Investors and security holders may obtain a free copy of the definitive proxy statement and, when available, other documents that Casey’s files with the SEC at the SEC’s website at www.sec.gov and Casey’s website at www.caseys.com. In addition, the definitive proxy statement and, when available, other documents filed by Casey’s with the SEC may be obtained from Casey’s free of charge by directing a request to Casey’s General Stores, Inc., Attn: Investor Relations, Casey’s General Stores, Inc., One Convenience Blvd., P.O. Box 3001, Ankeny, Iowa 50021-8045.

Certain Information Concerning Participants
Casey’s, its directors and executive officers may be deemed to be participants in the solicitation of Casey’s security holders in connection with its 2010 Annual Meeting of Shareholders. Security holders may obtain information regarding the names, affiliations and interests of such individuals in Casey’s Annual Report on Form 10-K for the year ended April 30, 2010, which was filed with the SEC on June 29, 2010, and its definitive proxy statement for the 2010 Annual Meeting of Shareholders, which was filed with the SEC on August 12, 2010. To the extent holdings of Casey’s securities have changed since the amounts printed in the definitive proxy statement for the 2010 Annual Meeting of Shareholders, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov and Casey’s website at www.caseys.com.

Forward-Looking Statements
This communication contains various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements represent our expectations or beliefs concerning future events that may not prove to be accurate.  The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions are used to identify forward-looking statements.  We caution you that these statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including the risk that our cash balances and cash generated from operations and financing activities will not be sufficient for our future liquidity and capital resource needs, competition in the industry in which we operate, changes in the price or supply of gasoline, tax increases or other changes in the price of or demand for tobacco products, potential liabilities and expenditures related to compliance with environmental and other laws and regulations, the seasonality of demand patterns, weather conditions, future actions by Couche-Tard in connection with its unsolicited tender offer to acquire Casey’s, the risk that disruptions or uncertainty from Couche-Tard’s unsolicited tender offer will divert management’s time and harm Casey’s relationships with our customers, employees and suppliers; the increased indebtedness that the Company has incurred to purchase shares of our common stock in our self tender offer; the price at which we purchased shares of our common stock in our self tender offer and the number of shares purchased in such offer; the price and time at which we may make any additional repurchases of our common stock following completion of our self tender offer as well as the number of shares acquired in such repurchases and the terms, timing, cost and interest rate on any indebtedness incurred to fund such repurchases; and the other risks and uncertainties included from time to time in our filings with the SEC.  Further, there can be no assurance that a transaction with the strategic third party referred to in this communication will be reached on terms that the Casey’s Board of Directors (the “Board”) will determine are in the best interests of Casey’s, its shareholders and its other constituencies.  Moreover, even if the Board were to approve a transaction with such third party, there can be no assurance that the approved transaction will be consummated.  We further caution you that other factors we have not identified may in the future prove to be important in affecting our business and results of operations.  We ask you not to place undue reliance on any forward-looking statements because they speak only of our views as of the statement dates.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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